                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ____________________

                                  Schedule 13G

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                              (Amendment No. 1)/1/




                        MICROELECTRONIC PACKAGING, INC.
                        -------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)


                                  594946 10 5
                                  ------------
                                 (CUSIP Number)



                        (CONTINUED ON FOLLOWING PAGE(S))

                             (Page 1 of 19 Pages)



---------------------

   /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO. 594946 10 5                 13G                PAGE 2 OF 19 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      APA EXCELSIOR II

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      New York

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5          377,400 shares (includes 1,143 shares in the
                          form of an immediately exercisable warrant), except
     NUMBER OF            that Alan J. Patricof, Robert M. Chefitz, Patricia
                          M. Cloherty, Janet G. Effland and George M. Jenkins
      SHARES              (collectively the "Partners") as partners of APA
                          Partners, and APA Partners, which is the general
   BENEFICIALLY           partner of APA Excelsior II, may be deemed to have
                          shared power to vote these shares.
     OWNED BY

       EACH        -----------------------------------------------------------
                          SHARED VOTING POWER
    REPORTING        6
                          See response to row 5.
      PERSON
                   -----------------------------------------------------------
       WITH               SOLE DISPOSITIVE POWER
                     7
                          377,400 shares, includes 1,143 shares in the form of an immediately exercisable warrant, except that the Partners as partners of APA Partners and APA
                          Partners, which is the general partner of APA
                          Excelsior II, may be deemed to have shared power to dispose of these shares.

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      377,400 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

                                                                        [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      4.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 594946 10 5                 13G                PAGE 3 OF 19 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      APA EXCELSIOR FUND

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      New York

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
                          202,736 shares (includes 1,148 shares in the
     NUMBER OF            form of an immediately exercisable warrant), except
                          that Alan J. Patricof (the "APA Excelsior Fund
      SHARES              Partner") as the partner of APA Excelsior Fund,
                          may be deemed to have shared power to vote these
   BENEFICIALLY           shares.

     OWNED BY

       EACH        -----------------------------------------------------------
                          SHARED VOTING POWER
    REPORTING        6
                          See response to row 5.
      PERSON
                   -----------------------------------------------------------
       WITH               SOLE DISPOSITIVE POWER
                     7
                          202,736 shares, includes 1,148 shares in the form of an immediately exercisable warrant, except that the APA Excelsior Fund Partner as partner of APA
                          Excelsior Fund, may be deemed to have shared power to dispose of these shares.

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      202,736 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

                                                                        [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      2.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 594946 10 5                 13G                PAGE 4 OF 19 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      APA PARTNERS

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      New York

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5

     NUMBER OF            0
                   -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     6
   BENEFICIALLY           0 shares, but may be deemed to have shared power to
                          vote 377,400 shares by virtue of being the general
     OWNED BY             partner of APA Excelsior II.
                   -----------------------------------------------------------
       EACH
                          SOLE DISPOSITIVE POWER
    REPORTING        7
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0 shares, but may be deemed to have shared power to dispose of 377,400 shares by virtue of being the general partner of APA Excelsior II.

------------------------------------------------------------------------------

      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

                                                                        [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 594946 10 5                 13G                PAGE 5 OF 19 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      APA EXCELSIOR VENTURE CAPITAL HOLDINGS (JERSEY) LTD. ("APA(JERSEY)") (Shares are held by Coutts & Co. (Jersey) Ltd. as custodiam for APA Excelsior Venture Capital Holdings (Jersey) Ltd.)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Jersey, Channel Islands

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
                          96,566 shares (includes 1,173 shares in the
     NUMBER OF            form of an immediately exercisable warrant), except
                          that Alan J. Patricof, Robert M. Chefitz, Patricia M.
      SHARES              Cloherty, Janet G. Effland and George M. Jenkins
                          (collectively the "Partners") as officers of Patricof
   BENEFICIALLY           & Co. Ventures Inc., and Patricof & Co. Ventures,
                          Inc., which is an investment manager to APA (Jersey),
     OWNED BY             may be deemed to have shared power to vote these
                          shares.
       EACH

    REPORTING      -----------------------------------------------------------
                          SHARED VOTING POWER
      PERSON         6
                          See response to row 5.
       WITH
                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7
                          96,566 shares (1,173 shares in the form of an immediately exercisable warrant), except that the Partners as officers of Patricof & Co. Ventures, Inc., and Patricof & Co. Ventures, Inc., which is an investment manager to APA (Jersey), may be deemed to have shared power to dispose of these shares.

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      96,566 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

                                                                        [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      1.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 594946 10 5                 13G                PAGE 6 OF 19 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      APA VENTURE CAPITAL FUND LIMITED ("APA VCF")

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Jersey, Channel Islands

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            97,295 shares, except that Alan J. Patricof,
                          Robert M. Chefitz, Patricia M. Cloherty,
      SHARES              Janet G. Effland and George M. Jenkins
                          (collectively the "Partners") as officers of Patricof
   BENEFICIALLY           & Co. Ventures Inc., and Patricof & Co. Ventures,
                          Inc., which is an investment manager to APA VCF, may
     OWNED BY             be deemed to have shared power to vote these shares.

       EACH        -----------------------------------------------------------
                          SHARED VOTING POWER
    REPORTING        6
                          See response to row 5.
      PERSON
                   -----------------------------------------------------------
       WITH               SOLE DISPOSITIVE POWER
                     7
                          97,295 shares except that the Partners as officers of Patricof & Co. Ventures, Inc., and Patricof & Co. Ventures, Inc., which is an investment manager to APA VCF, may be deemed to have shared power to dispose of these shares.

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      97,295 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

                                                                        [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      1.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 594946 10 5                 13G                PAGE 7 OF 19 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      PATRICOF & CO. VENTURES, INC. ("PATRICOF & CO. VENTURES, INC.")

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      New York

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    0 shares, but may be deemed to have shared power
                          to vote 193,861 shares by virtue of being an
     OWNED BY             investment manager to APA (Jersey) and APA VCF.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER
                     8
       WITH               0 shares, but may be deemed to have shared power to
                          dispose of 193,861 shares by virtue of being an
                          investment manager to APA (Jersey) and APA VCF.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

                                                                        [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 594946 10 5                 13G                PAGE 8 OF 19 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ALAN J. PATRICOF

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares
                   -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     6
   BENEFICIALLY           0 shares, but may be deemed to have shared power to
                          vote 773,997 shares by virtue of being a general
     OWNED BY             partner of APA Partners, which is the general partner
                          of APA Excelsior II; a general partner of APA
       EACH               Excelsior Fund; and an officer of Patricof & Co.
                          Ventures, Inc., which is an investment manager to APA
    REPORTING             (Jersey) and APA VCF.

      PERSON       -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       WITH          7
                          0 shares
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          0 shares, but may be deemed to have shared power to dispose of 773,997 shares by virtue of being a general partner of APA Partners, which is the general partner of APA Excelsior II; a general partner of APA Excelsior Fund; and an officer of Patricof & Co. Ventures, Inc., which is an investment manager to APA (Jersey) and APA VCF.
--------------------------------------------------------------------------------

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10    SHARES
                                                                        [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 594946 10 5                 13G                PAGE 9 OF 19 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ROBERT M. CHEFITZ

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares
                   -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     6
   BENEFICIALLY           0 shares, but may be deemed to have shared power to
                          vote 571,261 shares by virtue of being a general
     OWNED BY             partner of APA Partners, which is the general partner
                          of APA Excelsior II, and an officer of Patricof & Co.
       EACH               Ventures, Inc. which is an investment manager to
                          APA (Jersey) and APA VCF.
    REPORTING

      PERSON       -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       WITH          7
                          0 shares
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          0 shares, but may be deemed to have shared power dispose of 571,261 shares by virtue of being a general partner of APA Partners, which is the general partner of APA Excelsior II, and an officer of Patricof & Co. Ventures, Inc. which is an investment manager to APA (Jersey) and APA VCF.
--------------------------------------------------------------------------------

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10    SHARES
                                                                        [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 594946 10 5                 13G                PAGE 10 OF 19 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      PATRICIA M. CLOHERTY

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares
                   -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     6
   BENEFICIALLY           0 shares, but may be deemed to have shared power to
                          vote 571,261 shares by virtue of being a general
     OWNED BY             partner of APA Partners, which is the general partner
                          of APA Excelsior II, and an officer of Patricof & Co.
       EACH               Ventures, Inc. which is an investment manager to APA
                          (Jersey) and APA VCF.
    REPORTING

      PERSON       -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       WITH          7
                          0 shares
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          0 shares, but may be deemed to have shared power to dispose of 571,261 shares by virtue of being a general partner of APA Partners, which is the general partner of APA Excelsior II and an officer of Patricof & Co. Ventures, Inc. which is an investment manager to APA (Jersey) and APA VCF.
--------------------------------------------------------------------------------

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10    SHARES
                                                                        [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 594946 10 5                 13G                PAGE 11 OF 19 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      JANET G. EFFLAND

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    0 shares
     NUMBER OF
                   -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     6
   BENEFICIALLY           0 shares, but may be deemed to have shared power to
                          vote 571,261 shares by virtue of being a general
     OWNED BY             partner of APA Partners, which is the general partner
                          of APA Excelsior II and an officer of Patricof & Co.
       EACH               Ventures, Inc. which is an investment manager to
                          APA (Jersey) and APA VCF.
    REPORTING

      PERSON       -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       WITH          7
                          0 shares
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          0 shares, but may be deemed to have shared power to dispose of 571,261 shares by virtue of being a general partner of APA Partners, which is the general partner of APA Excelsior II and an officer of Patricof & Co. Ventures, Inc., which is an investment manager to APA (Jersey) and APA VCF.
--------------------------------------------------------------------------------

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10    SHARES
                                                                        [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 594946 10 5                 13G                PAGE 12 OF 19 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GEORGE M. JENKINS

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares
                   -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     6
   BENEFICIALLY           0 shares, but may be deemed to have shared power to
                          vote 571,261 shares by virtue of being a general
     OWNED BY             partner of APA Partners, which is the general partner
                          of APA Excelsior II, and an officer of Patricof & Co.
       EACH               Ventures, Inc. which is an investment manager to APA
                          (Jersey) and APA VCF.
    REPORTING

      PERSON       -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       WITH          7
                          0 shares
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          0 shares, but may be deemed to have shared power dispose of 571,261 shares by virtue of being a general partner of APA Partners, which is the general partner of APA Excelsior II, and an officer of Patricof & Co. Ventures, Inc. which is an investment manager to APA (Jersey) and APA VCF.
--------------------------------------------------------------------------------

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10    SHARES
                                                                        [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                                             Page 13 of 19 Pages

ITEM 1(a)               NAME OF ISSUER:

                        Microelectronic Packaging, Inc.


ITEM 1(b)               ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                        9350 Trade Place
                        San Diego, CA  92126


ITEM 2(a)               NAME OF PERSON FILING:

                        This Statement is filed by APA Excelsior II, APA Excelsior Fund, APA Excelsior Venture Capital Holdings (Jersey) Ltd. ("APA (Jersey)"), whose shares are held by Coutts & Co. (Jersey) Ltd. as Custodian for APA Venture, APA Partners, APA Venture Capital Fund ("APA VCF"), Patricof & Co. Ventures, Inc. ("Patricof") and Alan J. Patricof, Robert M. Chefitz, Patricia M. Cloherty, Janet
                        G. Effland and George M. Jenkins (collectively, the "Partners"). APA Excelsior II, APA Excelsior Fund, APA Partners, APA (Jersey), APA VCF, Patricof and the Partners are sometimes collectively referred to as the "Reporting Persons."

                        The reporting persons may be deemed to be a "group" for the purposes of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934 and the rules thereunder (the "Act"), although each expressly disclaims any assertion or presumption that it or any of the other persons on whose behalf this statement is filed constitutes a "group." The filing of this Statement and the Agreement attached as Exhibit 1 hereto should not be construed to be an admission that any of the Reporting Persons is a member of a "group" consisting of one or more persons.

ITEM 2(b)               ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                        RESIDENCE:

                        445 Park Avenue
                        New York, NY 10022

ITEM 2(c)               CITIZENSHIP:

                        See row 4 of cover page for each.

ITEM 2(d)               TITLE OF CLASS OF SECURITIES:

                        Common Stock


ITEM 2(e)               CUSIP NUMBER:

                        594946 10 5

                                                             Page 14 of 19 Pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                        Not Applicable


ITEM 4.                 OWNERSHIP.

                        (a) Amount Beneficially Owned: See row 9 of cover page for each.

                        (b) Percent of Class: See row 11 of cover page for each.

                        (c)  Number of shares as to which such person has:

                             (i)    sole power to vote or to direct the vote:
                                    See row 5 of cover page for each.

                             (ii)   shared power to vote or to direct the vote:
                                    See row 6 of cover page for each.

                             (iii) sole power to dispose or to direct the disposition of: See row 7 of cover page for each.

                             (iv) shared power to dispose or to direct the disposition of: See row 8 of cover page for each.


ITEM 5.                 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                        Not Applicable


ITEM 6.                 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                        PERSON.

                        Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                        Not Applicable

                                                             Page 15 of 19 Pages

ITEM 8.                 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                        GROUP.

                        Each of the reporting persons expressly disclaims membership in a "Group" as defined in Rule 13d-1(b)(ii)(H).



ITEM 9.                 NOTICE OF DISSOLUTION OF GROUP.

                        Not Applicable


ITEM 10.                CERTIFICATION.

                        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                                             Page 16 of 19 Pages
                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 1997

APA EXCELSIOR II

By:  APA PARTNERS
     its General Partner

By:   /s/ Alan Patricof
     ---------------------------------
     General Partner


APA EXCELSIOR FUND


By:   /s/ Alan Patricof
     ---------------------------------
     General Partner


APA PARTNERS

By:   /s/ Alan Patricof
     ---------------------------------
     General Partner


APA EXCELSIOR VENTURE CAPITAL HOLDINGS (JERSEY) LTD.

By:   /s/ Alan Patricof
     ---------------------------------
     Title:


APA VENTURE CAPITAL FUND LIMITED

By:   /s/ Alan Patricof
     ---------------------------------
     Title:


PATRICOF & CO. VENTURES, INC.

By:   /s/ Alan Patricof
     ---------------------------------
     Title:

                                                             Page 17 of 19 Pages

 /s/ Alan Patricof
--------------------------------------
ALAN J. PATRICOF



 /s/ Robert M. Chefitz
--------------------------------------
ROBERT M. CHEFITZ



 /s/ Patricia M. Cloherty
--------------------------------------
PATRICIA M. CLOHERTY



 /s/ Janet G. Effland
--------------------------------------
JANET G. EFFLAND



 /s/ George M. Jenkins
--------------------------------------
GEORGE M. JENKINS

                                                             Page 18 of 19 Pages
                                   Exhibit 1
                                   ---------

                       AGREEMENT RELATING TO JOINT FILING
                                OF SCHEDULE 13G
                                ---------------

          The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Microelectronic Packaging, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated:  February 11, 1997

APA EXCELSIOR II

By:  APA PARTNERS
     its General Partner

By:  /s/ Alan Patricof
     ---------------------------------
     General Partner

APA EXCELSIOR FUND


By:   /s/ Alan Patricof
     ---------------------------------
     General Partner

APA PARTNERS

By:   /s/ Alan Patricof
     ---------------------------------
     General Partner


APA EXCELSIOR VENTURE CAPITAL HOLDINGS (JERSEY) LTD.

By:   /s/ Alan Patricof
     ---------------------------------
     Title:


APA VENTURE CAPITAL FUND LIMITED

By:   /s/ Alan Patricof
     ---------------------------------
     Title:


PATRICOF & CO. VENTURES, INC.

By:   /s/ Alan Patricof
     ---------------------------------
     Title:

                                                             Page 19 of 19 Pages
 /s/ Alan Patricof
--------------------------------------
ALAN J. PATRICOF



 /s/ Robert M. Chefitz
--------------------------------------
ROBERT M. CHEFITZ



 /s/ Patricia M. Cloherty
--------------------------------------
PATRICIA M. CLOHERTY



 /s/ Janet G. Effland
--------------------------------------
JANET G. EFFLAND



 /s/ George M. Jenkins
--------------------------------------
GEORGE M. JENKINS